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                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


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
                                                                      Years Ended October 31,
                                                                      -----------------------
                                                                   1996          1995          1994
                                                                   ----          ----          ----
Primary Earnings Per Share:
Earnings data:
   Net income                                                    $ 8,186         9,602         7,724
                                                                 =======        ======        ======

Weighted average shares outstanding
   Average shares of common stock outstanding                     16,994        16,263        15,786
   Net effect of dilutive stock options - based on the
     treasury stock method using average market price              1,295         1,144           888
                                                                 -------        ------        ------
   Weighted average shares outstanding                            18,289        17,407        16,674
                                                                 =======        ======        ======
Earnings per common share:
   Net income                                                    $  0.45          0.55          0.46
                                                                 =======        ======        ======
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